Exhibit 99.1

The First Bancshares, Inc. Reports a 72.8% Increase in Net Income Available to Common Shareholders in Quarterly Comparison; Increases Quarterly Dividend 25%

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 21, 2020--The First Bancshares, Inc. (“FBMS” or “the Company”) (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) reported today net income available to common shareholders for the quarter and fiscal year ended December 31, 2019 and an increase in the quarterly dividend.

Quarterly Earnings

Net income available to common shareholders totaled $11.9 million for the quarter ended December 31, 2019, an increase of $5.0 million, or 72.8%, compared to $6.9 million for the quarter ended December 31, 2018, and a decrease of $0.4 million, compared to the third quarter of 2019.

Operating net earnings increased 44.0%, or $4.0 million, for the quarter ended December 31, 2019, totaling $13.2 million as compared to $9.1 million for the fourth quarter of 2018, and increased $0.3 million, or 2.6%, as compared to $12.8 million for the third quarter of 2019. Operating net earnings for the fourth quarter of 2019 excludes merger-related costs of $1.8 million, net of tax and income in the form of financial assistance grant from the U. S. Department of Treasury of $0.5 million, net of tax. Operating net earnings for the fourth quarter of 2018 excludes merger-related costs of $3.2 million, net of tax, income in the form of financial assistance grant from the U. S. Department of Treasury of $0.7 million, net of tax, and income from the sale of securities of $0.3 million, net of tax. Operating net earnings for the third quarter of 2019 excludes merger-related costs of $0.6 million, net of tax.

Yearly Earnings

Net income available to common shareholders totaled $43.7 million for the fiscal year ended December 31, 2019, an increase of $22.5 million, or 106.1%, compared to $21.2 million for the fiscal year ended December 31, 2018.

Operating net earnings increased 59.9%, or $18.0 million for the fiscal year ended December 31, 2019, totaling $48.0 million as compared to $30.0 million for the fiscal year ended December 31, 2018. Operating net earnings for fiscal year 2019 excludes merger-related costs of $4.9 million, net of tax, and income in the form of financial assistance grant from the U. S. Department of Treasury of $0.7 million, net of tax. Operating net earnings for fiscal year 2018 excludes merger-related costs of $10.6 million, net of tax, income in the form of financial assistance grant from the U. S. Department of Treasury of $1.6 million, net of tax, and income from the sale of securities of $0.3 million, net of tax.

Earnings Per Share

For the fourth quarter of 2019, fully diluted earnings per share were $0.64, compared to $0.48 for the fourth quarter of 2018 and $0.71 for the third quarter of 2019.

Excluding the impact of the merger-related costs and income described above, fully diluted operating earnings per share for the fourth quarter of 2019 were $0.72 as compared to $0.64 for the fourth quarter of 2018, and $0.74 for the third quarter of 2019.

For the full year 2019, fully diluted earnings per share were $2.55, compared to $1.62 for the full year 2018, an increase of 57.4%.

Excluding the impact of the merger-related costs and other income items described above, fully diluted operating earnings per share for the year ended December 31, 2019 were $2.79 as compared to $2.29 for 2018, an increase of 21.8%.

Fully diluted earnings per share for 2019 include the issuance of 2,377,501 shares of our common stock during the first quarter of 2019 in association with the acquisition of FPB Financial Corp (“FPB”) and the issuance of 1,682,889 shares of our common stock during the fourth quarter of 2019 in association with the acquisition of First Florida Bancorp, Inc. (“FFB”). Fully diluted earnings per share for 2019 include the purchase by the Company of 143,566 shares of our common stock during the second quarter of 2019, 13,873 shares of our common stock during the third quarter of 2019 and 10,749 shares of our common stock during the fourth quarter of 2019 related to the Company’s share repurchase program.

Fully diluted earnings per share for 2018 include the issuance of 1,134,010 shares issued in connection with the acquisition of Southwest Bancshares, Inc. (“Southwest”) during the first quarter of 2018, 726,461 shares issued in connection with the acquisition of Sunshine Financial, Inc. (“Sunshine”) during the second quarter of 2018 and 1,763,036 shares issued in connection with the acquisition of FMB Banking Corporation (“FMB”) during the fourth quarter of 2018.

Highlights for the Quarter:

  On November 1, 2019, the Company closed its acquisition of First Florida Bancorp, Inc. (“FFB”), parent company of First Florida Bank, headquartered in Destin, FL. which added 7 locations servicing the areas of Destin, Fort Walton, Crestview and Panama City, Florida, and completed systems integration during the quarter.
  On December 18, 2019, the Company announced the signing of an Agreement and Plan of Merger with Southwest Georgia Financial Corporation (“SGB”), parent company of Southwest Georgia Bank, headquartered in Moultrie, GA. Upon completion, the acquisition will add 8 full service offices servicing the areas of Moultrie, Valdosta, Albany and Tifton, Georgia. The closing of the transaction is expected to occur in the second quarter of 2020 and is subject to customary closing conditions, including regulatory approvals and approval by the shareholders of SGB.
  Operating net earnings increased 59.9% to $48.0 million for the fiscal year ended December 31, 2019 as compared to fiscal year ended December 31, 2018.
  Operating net earnings increased 44.0% to $13.2 million for the quarter ended December 31, 2019 as compared to the fourth quarter of 2018.

M. Ray “Hoppy” Cole, President and Chief Executive Officer, commented, “Our team continues to execute on our strategic vision of creating a regional community bank that provides outstanding service to our clients and superior returns to our shareholders. The results of 2019 reflect that continued execution with 31.2% growth in total assets and a 21.8% increase in fully diluted operating earnings per share year over year. We are excited about the growth and profitability of our Company and look forward to the opportunities for continued growth that lie ahead.”

Balance Sheet

Consolidated assets increased $459.9 million to $3.942 billion at December 31, 2019 from $3.482 billion at September 30, 2019. The acquisition of FFB accounted for $401.6 million of the increase.

Total average loans were $2.513 billion for the quarter ended December 31, 2019, as compared to $2.343 billion for the quarter ended September 30, 2019, and $1.959 billion for the quarter ended December 31, 2018, representing an increase of $169.1 million, or 7.2%, for the sequential quarter comparison, and an increase of $553.3 million, or 28.2%, in prior year quarterly comparison. The acquisitions of FPB and FFB, accounted for $388.7 million, net of fair value marks, of the total increase in average loans as compared to the fourth quarter of 2018. Excluding the acquired loans, average loans increased $4.9 million for the sequential quarter comparison. Excluding the acquired loans, average loans increased $164.7 million, or 8.4% as compared to the quarter ended December 31, 2018.

Total average deposits were $2.963 billion for the quarter ended December 31, 2019, as compared to $2.766 billion for the quarter ended September 30, 2019, and $2.297 billion for the quarter ended December 31, 2018, representing an increase of $197.8 million, or 7.2%, for the sequential quarter comparison, and an increase of $666.6 million, or 29.0%, in prior year quarterly comparison. The acquisitions of FPB and FFB, accounted for $534.4 million of the total increase in average deposits as compared to the fourth quarter of 2018. Excluding the acquired deposits, average deposits decreased $40.8 million for the sequential quarter comparison. Excluding the acquired deposits, average deposits increased $132.2 million, or 5.8% as compared to the quarter ended December 31, 2018.

Asset Quality

Nonperforming assets totaled $48.4 million at December 31, 2019, an increase of $1.1 million compared to $47.3 million at September 30, 2019 and an increase of $11.0 million compared to $37.4 million at December 31, 2018. Nonaccrual loans and loans past due 90 days and over still accruing increased $14.8 million while other real estate decreased $3.6 million when comparing year end December 31, 2019 to year end December 31, 2018. Nonaccrual loans and loans past due 90 days and over still accruing increased $3.8 million while other real estate decreased $2.7 million for the linked quarter. The ratio of the allowance for loan and leases losses (ALLL) to total loans was 0.53% at December 31, 2019, 0.56% at September 30, 2019 and 0.49% at December 31, 2018. The ratio of annualized net charge-offs (recoveries) to total loans was (0.002%) for the quarter ended December 31, 2019 compared to 0.004% for the quarter ended September 30, 2019 and 0.02% for the quarter ended December 31, 2018.

Fourth Quarter 2019 vs. Fourth Quarter 2018 Earnings Comparison

Net income available to common shareholders for the fourth quarter of 2019 totaled $11.9 million compared to $6.9 million for the fourth quarter of 2018, an increase of $5.0 million or 72.8%.

Operating net earnings for the fourth quarter of 2019 totaled $13.2 million compared to $9.1 million for the fourth quarter of 2018, an increase of $4.0 million or 44.0%. The calculation of operating net earnings excludes the merger-related costs and the income for each quarter as discussed above.

Net interest income for the fourth quarter of 2019 was $33.4 million, an increase of $8.2 million when compared to the fourth quarter of 2018. The increase was due to interest income earned on a higher volume of loans. Fully tax equivalent (“FTE”) net interest income totaled $33.8 million and $25.5 million for the fourth quarter of 2019 and 2018, respectively. FTE net interest income increased $8.3 million in the prior year quarterly comparison due to increased loan volume. Purchase accounting adjustments accounted for $0.6 million of the difference in net interest income for the fourth quarter comparisons. Fourth quarter 2019 FTE net interest margin of 4.06% included 26 basis points related to purchase accounting adjustments compared to 4.08% for the same quarter in 2018, which included 24 basis points related to purchase accounting adjustments. Excluding the purchase accounting adjustments, the core net interest margin decreased 4 basis points in prior year quarterly comparison.

Non-interest income increased $1.2 million for the fourth quarter of 2019 as compared to the fourth quarter of 2018 due to increased service charges and interchange fee income of $0.8 million, which increase is primarily attributable to the increase in our deposit base due to the acquisitions. Mortgage income increased $0.8 million in prior year quarterly comparison.

Fourth quarter 2019 non-interest expense was $25.0 million, an increase of $2.7 million, or 12.2% as compared to the fourth quarter of 2018. Excluding the decrease in acquisition charges of $1.9 million for the fourth quarter of 2019, non-interest expense increased $4.6 million in the fourth quarter of 2019, of which $3.1 million was attributable to the operations of FPB and FFB, as compared to fourth quarter of 2018.

Investment securities totaled $791.8 million, or 20.1% of total assets at December 31, 2019, versus $514.9 million, or 17.1% of total assets at December 31, 2018. The average balance of investment securities increased $260.8 million in prior year quarterly comparison, primarily as a result of the acquisitions. The average tax equivalent yield on investment securities decreased 9 basis points to 3.06% from 3.15% in prior year quarterly comparison. The investment portfolio had a net unrealized gain of $13.5 million at December 31, 2019 as compared to a net unrealized loss of $2.5 million at December 31, 2018.

The FTE average yield on all earning assets decreased 3 basis points in prior year quarterly comparison, from 4.93% for the fourth quarter of 2018 to 4.90% for the fourth quarter of 2019. Average interest expense increased 2 basis points from 1.09% for the fourth quarter of 2018 to 1.11% for the fourth quarter of 2019. Cost of all deposits averaged 73 basis points for the fourth quarter of 2019 compared to 68 basis points for the fourth quarter of 2018.

Fourth Quarter 2019 vs Third Quarter 2019 Earnings Comparison

Net income available to common shareholders for the fourth quarter of 2019 decreased $0.4 million to $11.9 million compared to $12.3 million for the third quarter of 2019. For the fourth quarter of 2019, fully diluted earnings per share were $0.64, compared to $0.71 for the third quarter of 2019.

Operating net earnings for the fourth quarter of 2019 compared to the third quarter of 2019 increased $0.4 million or 2.6% from $12.8 million to $13.2 million. Operating net earnings excludes the merger-related costs and the income discussed above. Fully diluted operating earnings per share for the fourth quarter of 2019 were $0.72 as compared to $0.74 for the third quarter of 2019.

Net interest income for the fourth quarter of 2019 was $33.4 million as compared to $30.5 million for the third quarter of 2019, an increase of $3.0 million. FTE net interest income increased $3.1 million to $33.8 million from $30.7 million in sequential-quarter comparison. Fourth quarter 2019 FTE net interest margin of 4.06% included 26 basis points related to purchase accounting adjustments compared to 4.05% for the third quarter in 2019, which included 19 basis points related to purchase accounting adjustments. Excluding the purchase accounting adjustments, the core net interest margin decreased 6 basis points in sequential quarter comparison.

Investment securities totaled $791.8 million, or 20.1% of total assets at December 31, 2019, versus $640.8 million, or 18.4% of total assets at September 30, 2019. The average balance of investment securities increased $122.8 million in sequential-quarter comparison, primarily as a result of the acquisition of FFB. The average tax equivalent yield on investment securities decreased 18 basis points to 3.06% from 3.24% in sequential-quarter comparison. The investment portfolio had a net unrealized gain of $13.5 million at December 31, 2019 as compared to a net unrealized gain of $13.9 million at September 30, 2019.

The FTE average yield on all earning assets decreased in sequential-quarter comparison from 4.94% to 4.90%. Average interest expense decreased 6 basis points from 1.17% for the third quarter of 2019 to 1.11% for the fourth quarter of 2019. Cost of all deposits averaged 73 basis points for the fourth quarter of 2019 compared to 76 basis points for the third quarter of 2019.

Non-interest income increased $0.5 million in sequential-quarter comparison resulting from increased service charges on deposit accounts as well as income in the form of financial assistance grant from the U. S. Department of Treasury in the amount of $0.7 million offset partially by decreases in interchange fee income and other charges and fees.

Non-interest expense for the fourth quarter of 2019 was $25.0 million compared to $20.8 million for the third quarter of 2019. Excluding acquisition charges for each quarter, non-interest expense increased $2.5 million in sequential-quarter comparison, of which $1.3 million is attributable to the operations associated with FFB which was acquired in the fourth quarter.

Year-to-Date Earnings Comparison

In year-over-year comparison, net income available to common shareholders increased $22.5 million, or 106.1%, from $21.2 million for the twelve months ended December 31, 2018 to $43.7 million for the same period ended December 31, 2019. Operating net earnings increased $18.0 million or 59.9% from $30.0 million for the twelve months ended December 31, 2018 to $48.0 million for the same period ended December 31, 2019. Operating net earnings excludes merger-related costs of $4.9 million, net of tax, and financial assistance grants of $0.7 million, net of tax, for the year ended December 31, 2019, and merger-related costs of $10.6 million, net of tax, financial assistance grants of $1.6 million, net of tax, and gain on sale of securities of $0.3 million, net of tax, for the year ended December 31, 2018.

Net interest income increased $36.9 million in year-over-year comparison, primarily due to interest income earned on a higher volume of loans and securities.

Non-interest income was $26.9 million at December 31, 2019, an increase of $6.4 million in year-over-year comparison consisting of increases in service charges on deposit accounts, interchange fee income, mortgage income, as well as other charges and fees.

Non-interest expense was $88.6 million at December 31, 2019, an increase of $12.3 million in year-over-year comparison, of which $4.3 million is related to the operations of Southwest, Sunshine, FMB, FPB and FFB. The remaining increase of $8.0 million in expenses are related to increases in salaries and employee benefits of $3.7 million and increases in other expenses of $4.3 million.

Declaration of Cash Dividend

The Company announced that its Board of Directors declared a cash dividend of $0.10 per share to be paid on its common stock on February 21, 2020 to shareholders of record as of the close of business on February 7, 2020.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Non-GAAP Financial Measures

Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. This press release includes operating net earnings, operating earnings per share, fully tax equivalent net interest income, total tangible common equity, tangible book value per common share and certain ratios derived from these non-GAAP financial measures. The Company believes that the non-GAAP financial measures included in this press release allow management and investors to understand and compare results in a more consistent manner for the periods presented in this press release. Non-GAAP financial measures should be considered supplemental and not a substitute for the Company’s results reported in accordance with GAAP for the periods presented, and other bank holding companies may define or calculate these measures differently. These non-GAAP financial measures should not be considered in isolation and do not purport to be an alternative to net income, earnings per share, net interest income, book value or other GAAP financial measures as a measure of operating performance. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measure is provided in this press release following the Condensed Consolidated Financial Information (unaudited).

Forward Looking Statements

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations; and risks related to the proposed acquisition of SGB and the acquisitions of Southwest, Sunshine, FMB, FPB and FFB, including the risk that the proposed acquisition of SGB does not close when expected or at all because conditions to closing are not satisfied on a timely basis or at all, the terms of the proposed transactions with SGB need to be modified to satisfy such conditions, and that the anticipated benefits from the transactions with Southwest, Sunshine, FMB, FPB, FFB and SGB are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission, which are available on the SEC’s website, http://www.sec.gov. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS DATA	Quarter Ended 12/31/19	Quarter Ended 9/30/19	Quarter Ended 6/30/19	Quarter Ended 3/31/19	Quarter Ended 12/31/18
Total Interest Income	$ 40,444	$ 37,241	$ 37,571	$ 33,273	$ 30,555
Total Interest Expense	7,000	6,782	6,799	6,142	5,285
Net Interest Income	33,444	30,459	30,772	27,131	25,270
FTE net interest income*	33,847	30,739	31,040	27,388	25,524
Provision for loan losses	850	974	791	1,123	574
Non-interest income	7,574	7,103	6,716	5,554	6,396
Non-interest expense	24,960	20,825	20,891	21,893	22,249
Earnings before income taxes	15,208	15,763	15,806	9,669	8,843
Income tax expense	3,353	3,491	3,823	2,034	1,982
Net income available to common shareholders	$ 11,855	$ 12,272	$ 11,983	$ 7,635	$ 6,861

PER COMMON SHARE DATA
Basic earnings per share	$ 0.65	$ 0.72	$ 0.70	$ 0.49	$ 0.48
Diluted earnings per share	0.64	0.71	0.69	0.48	0.48
Diluted earnings per share, operating*	0.72	0.74	0.70	0.63	0.64
Quarterly dividends per share	.08	.08	.08	.07	.05
Book value per common share at end of period	28.91	27.92	27.22	26.30	24.49
Tangible book value per common share at period end*	18.87	19.39	18.72	17.79	16.88
Market price at end of period	35.52	32.30	30.34	30.90	30.91
Shares outstanding at period end	18,802,266	17,123,625	17,129,915	17,272,731	14,830,598
Weighted average shares outstanding:
Basic	18,241,244	17,131,080	17,182,049	15,646,476	14,247,555
Diluted	18,398,609	17,267,953	17,311,626	15,770,622	14,371,562

AVERAGE BALANCE SHEET DATA
Total assets	$3,767,587	$3,439,202	$3,460,394	$3,181,761	$2,812,212
Loans and leases	2,512,524	2,343,392	2,337,583	2,167,495	1,959,179
Total deposits	2,963,603	2,765,816	2,862,653	2,599,842	2,296,966
Total common equity	518,070	470,024	454,965	390,217	328,250
Total tangible common equity*	346,742	324,619	308,303	262,553	222,402

SELECTED RATIOS
Annualized return on avg assets	1.26%	1.43%	1.39%	0.96%	0.98%
Annualized return on avg assets, operating*	1.40%	1.49%	1.39%	1.25%	1.30%
Annualized return on avg common equity, operating*	10.16%	10.91%	10.60%	10.18%	11.14%
Annualized return on avg tangible common equity, oper*	15.18%	15.80%	15.64%	15.13%	16.44%
Average loans to average deposits	84.78%	84.73%	81.66%	83.37%	85.29%
FTE Net Interest Margin*	4.06%	4.05%	4.07%	3.89%	4.08%
Efficiency Ratio	60.26%	55.03%	55.33%	66.46%	69.69%
Efficiency Ratio, operating*	55.67%	53.17%	55.09%	57.21%	59.06%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.53%	0.56%	0.51%	0.48%	0.49%
Nonperforming assets to tangible equity + ALLL	13.13%	13.71%	11.42%	12.32%	14.37%
Nonperforming assets to total loans + OREO	1.86%	2.00%	1.61%	1.67%	1.81%
Annualized QTD net charge-offs (recoveries) to total loans	(0.002%)	0.004%	(0.01%)	(0.008%)	0.02%

*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
BALANCE SHEET	Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Assets
Cash and cash equivalents	$ 168,864	$ 159,990	$ 165,984	$ 248,576	$ 159,107
Securities available-for-sale	765,087	612,002	598,607	598,796	492,701
Securities held-to-maturity	-	6,328	6,396	6,397	6,000
Other investments	26,690	22,517	17,819	15,298	16.227
Total investment securities	791,777	640,847	622,822	620,491	514,928
Loans held for sale	10,810	11,104	8,597	6,238	4,838
Total loans	2,600,358	2,349,986	2,351,998	2,335,348	2,060,422
Allowance for loan losses	(13,908)	(13,043)	(12,091)	(11,235)	(10,065)
Loans, net	2,586,450	2,336,943	2,339,907	2,324,113	2,050,357
Premises and equipment	104,980	96,726	97,115	94,624	74,783
Other Real Estate Owned	7,299	9,974	11,205	11,588	10,869
Goodwill and other intangibles	188,865	146,091	145,649	147,150	112,916
Other assets	82,818	80,256	81,305	80,199	76,188
Total assets	$3,941,863	$3,481,931	$3,472,584	$3,532,979	$3,003,986

Liabilities and Shareholders’ Equity
Non-interest bearing deposits	$ 723,208	$ 642,054	$ 645,838	$ 655,900	$ 570,148
Interest-bearing deposits	2,353,325	2,119,181	2,185,362	2,258,418	1,887,311
Total deposits	3,076,533	2,761,345	2,831,200	2,914,318	2,457,459
Borrowings	214,319	136,250	71,250	61,750	85,500
Subordinated debentures	80,678	80,639	80,600	80,561	80,521
Other liabilities	26,675	25,609	23,253	22,003	17,252
Total liabilities	3,398,205	3,003,843	3,006,303	3,078,632	2,640,732
Total shareholders’ equity	543,658	478,088	466,281	454,347	363,254
Total liabilities and shareholders’ equity	$3,941,863	$3,481,931	$3,472,584	$3,532,979	$3,003,986

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Three Months Ended
	12/31/19	9/30/19	6/30/19	3/31/19	12/31/18
Interest Income:
Loans, including fees	$ 33,556	$ 31,279	$ 30,912	$ 27,569	$ 25,184
Investment securities	5,298	4,752	5,017	4,339	3,785
Accretion of purchase accounting adjustments	1,553	1,201	1,552	1,235	1,532
Other interest income	37	9	90	130	54
Total interest income	40,444	37,241	37,571	33,273	30,555
Interest Expense:
Deposits	5,489	5,156	5,377	4,275	3,506
Borrowings	771	451	288	546	482
Subordinated debentures	1,213	1,270	1,188	1,233	1,179
Accretion of purchase accounting adjustments	(473)	(95)	(54)	88	118
Total interest expense	7,000	6,782	6,799	6,142	5,285
Net interest income	33,444	30,459	30,772	27,131	25,270
Provision for loan losses	850	974	791	1,123	574
Net interest income after provision for loan losses	32,594	29,485	29,981	26,008	24,696

Non-interest Income:
Service charges on deposit accounts	2,110	1,979	1,918	1,831	1,887
Mortgage Income	1,720	1,800	1,559	909	969
Interchange Fee Income	2,075	2,252	2,045	1,652	1,527
Gain (loss) on securities, net	(9)	57	36	38	334
Financial Assistance Award/Bank Enterprise Award	714	-	-	233	950
Other charges and fees	964	1,015	1,158	891	729
Total non-interest income	7,574	7,103	6,716	5,554	6,396

Non-interest expense (benefit):
Salaries and employee benefits	13,092	11,612	11,615	10,697	10,336
Occupancy expense	3,190	2,632	2,532	2,442	2,281
FDIC/OCC premiums	147	111	426	(52)	369
Marketing	248	62	160	175	173
Amortization of core deposit intangibles	907	796	796	716	750
Other professional services	951	1,140	980	920	452
Acquisition charges	2,300	705	91	3,179	4,155
Other non-interest expense	4,125	3,767	4,291	3,816	3,733
Total Non-interest expense	24,960	20,825	20,891	21,893	22,249
Earnings before income taxes	15,208	15,763	15,806	9,669	8,843
Income tax expense	3,353	3,491	3,823	2,034	1,982
Net income available to common shareholders	$ 11,855	$ 12,272	$ 11,983	$ 7,635	$ 6,861

Diluted earnings per common share	$ 0.64	$ 0.71	$ 0.69	$ 0.48	$ 0.48
Diluted earnings per common share, operating*	$ 0.72	$ 0.74	$ 0.70	$ 0.63	$ 0.64
*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands except per share data)
EARNINGS STATEMENT	Year to Date
	2019	2018
Interest Income:
Loans, including fees	$ 123,316	$ 84,089
Investment securities	19,406	12,753
Accretion of purchase accounting adjustments	5,541	2,733
Other interest income	266	403
Total interest income	148,529	99,978
Interest Expense:
Deposits	20,297	10,584
Borrowings	2,056	1,142
Subordinated debentures	4,904	3,156
Amortization of purchase accounting adjustments	(534)	209
Total interest expense	26,723	15,091
Net interest income	121,806	84,887
Provision for loan losses	3,738	2,120
Net interest income after provision for loan losses	118,068	82,767

Non-interest Income:
Service charges on deposit accounts	7,838	5,793
Mortgage Income	5,988	4,048
Interchange Fee Income	8,024	5,247
Gain (loss) on securities, net	122	329
Financial Assistance Award/Bank Enterprise Award	947	2,100
Other charges and fees	4,028	3,044
Total non-interest income	26,947	20,561

Non-interest expense:
Salaries and employee benefits	47,016	36,893
Occupancy expense	10,796	8,125
FDIC/OCC premiums	632	1,382
Marketing	645	382
Amortization of core deposit intangibles	3,215	1,657
Other professional services	3,956	1,926
Acquisition charges	6,275	13,810
Other non-interest expense	16,034	12,136
Total Non-interest expense	88,569	76,311
Earnings before income taxes	56,446	27,017
Income tax expense	12,701	5,792
Net income available to common shareholders	$ 43,745	$ 21,225

Diluted earnings per common share	$ 2.55	$ 1.62
Diluted earnings per common share, operating*	$ 2.79	$ 2.29
*See reconciliation of Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Condensed Consolidated Financial Information (unaudited) (in thousands)
COMPOSITION OF LOANS	Dec 31, 2019	Percent of Total	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018	Percent of Total
Commercial, financial and agricultural	$ 332,600	12.7%	$ 338,584	$ 342,535	$ 340,333	$ 301,182	14.6%
Real estate – construction	359,195	13.8%	284,103	352,826	348,788	298,718	14.5%
Real estate – commercial	1,028,012	39.4%	943,218	881,831	857,918	776,880	37.6%
Real estate – residential	814,282	31.2%	724,860	713,350	722,611	617,804	29.9%
Lease Financing Receivable	3,095	0.1%	3,239	3,616	3,060	2,891	0.1%
Obligations of States & subdivisions	20,716	0.8%	16,545	17,192	13,734	16,941	0.8%
Consumer	42,458	1.6%	39,437	40,648	48,904	46,006	2.2%
Loans held for sale	10,810	0.4%	11,104	8,597	6,238	4,838	0.3%
Total loans	$2,611,168	100%	$2,361,090	$2,360,595	$2,341,586	$2,065,260	100%

COMPOSITION OF DEPOSITS	Dec 31, 2019	Percent of Total	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018	Percent of Total
Noninterest bearing	$723,208	23.5%	$642,054	$645,838	$655,900	$570,148	23.2%
NOW and other	941,598	30.6%	926,704	999,881	1,062,112	835,434	34.0%
Money Market/Savings	750,010	24.4%	651,539	645,611	647,783	566,276	23.0%
Time Deposits of less than $250,000	479,386	15.6%	401,549	408,164	414,281	384,030	15.6%
Time Deposits of $250,000 or more	182,331	5.9%	139,489	131,706	134,242	101,571	4.2%
Total Deposits	$3,076,533	100%	$2,761,345	$2,831,200	$2,914,318	$2,457,459	100%

ASSET QUALITY DATA	Dec 31, 2019		Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Nonaccrual loans	$ 38,393		$ 35,175	$ 25,608	$ 26,502	$ 25,073
Loans past due 90 days and over	2,715		2,116	989	943	1,265
Total nonperforming loans	41,108		37,291	26,597	27,445	26,338
Other real estate owned	7,299		9,974	11,205	11,588	10,869
Nonaccrual securities	-		52	208	208	208
Total nonperforming assets	$ 48,407		$47,317	$38,010	$39,241	$ 37,415

Nonperforming assets to total assets	1.23%		1.36%	1.09%	1.11%	1.25%
Nonperforming assets to total loans + OREO	1.86%		2.00%	1.61%	1.67%	1.81%
ALLL to nonperforming loans	33.83%		34.98%	45.46%	40.94%	38.21%
ALLL to total loans	0.53%		0.56%	0.51%	0.48%	0.49%

Quarter-to-date net charge-offs (recs)	$ (15)		$ 23	$ (65)	$ (47)	$ 93
Annualized QTD net chg-offs (recs) to loans	(0.002%)		0.004%	(0.01%)	(0.008%)	0.02%

FIRST BANCSHARES, INC and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

Yield	Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended			Three Months Ended
Analysis	December 31, 2019			September 30, 2019			June 30, 2019			March 31, 2019			December 31, 2018
		Tax			Tax			Tax			Tax			Tax
	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/	Avg	Equivalent	Yield/
	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate	Balance	interest	Rate

Taxable securities	$ 556,004	$ 4,108	2.96%	$ 494,184	$ 3,926	3.18%	$ 497,988	$ 4,227	3.40%	$ 435,576	$ 3,581	3.29%	$ 369,820	$ 2,808	3.04%
Tax-exempt securities	188,709	1,593	3.38%	127,750	1,108	3.47%	124,367	1,058	3.40%	117,831	1,015	3.45%	114,055	1,003	3.52%
Total investment securities	744,713	5,701	3.06%	621,934	5,034	3.24%	622,355	5,285	3.40%	553,407	4,596	3.32%	483,875	3,811	3.15%
FFS & Int bearing dep in other banks	80,612	37	0.18%	71,165	7	0.04%	89,936	90	0.40%	94,778	130	0.55%	57,655	282	1.96%
Loans	2,512,524	35,109	5.59%	2,343,392	32,480	5.54%	2,337,583	32,464	5.56%	2,167,495	28,804	5.32%	1,959,179	26,716	5.45%
Total Interest earning assets	3,337,849	40,847	4.90%	3,036,491	37,521	4.94%	3,049,874	37,839	4.96%	2,815,680	33,530	4.76%	2,500,709	30,809	4.93%
Other assets	429,738			402,711			410,520			366,081			311,503
Total assets	$ 3,767,587			$ 3,439,202			$ 3,460,394			$ 3,181,761			$ 2,812,212

Interest-bearing liabilities:
Deposits	$ 2,263,299	$ 5,016	0.89%	$ 2,140,419	$ 5,061	0.95%	$ 2,231,462	$ 5,323	0.95%	$ 2,024,718	$ 4,363	0.86%	$ 1,776,780	$ 3,615	0.81%
Repo	-	-	0.00%	-	-	0.00%	-	-	0.00%	-	-	0.00%	-	-	0.00%
Fed funds purchased	5,334	30	2.25%	6,708	11	0.66%	5,450	30	2.20%	150	5	13.33%	1,455	18	4.95%
FHLB & FTN	169,141	741	1.75%	88,533	440	1.99%	32,310	258	3.19%	86,119	541	2.51%	92,352	465	2.01%
Subordinated debentures	80,658	1,213	6.02%	80,619	1,270	6.30%	80,579	1,188	5.90%	80,540	1,233	6.12%	75,391	1,187	6.30%
Total interest bearing liabilities	2,518,432	7,000	1.11%	2,316,279	6,782	1.17%	2,349,801	6,799	1.16%	2,191,527	6,142	1.12%	1,945,978	5,285	1.09%
Other liabilities	731,085			652,899			655,628			600,017			537,984
Shareholders' equity	518,070			470,024			454,965			390,217			328,250
Total liabilities and shareholders' equity	$ 3,767,587			$ 3,439,202			$ 3,460,394			$ 3,181,761			$ 2,812,212

Net interest income (FTE)*		$ 33,847	3.78%		$ 30,739	3.77%		$ 31,040	3.81%		$ 27,388	3.64%		$ 25,524	3.84%

Net interest margin (FTE)*			4.06%			4.05%			4.07%			3.89%			4.08%

Core net interest margin*			3.80%			3.86%			3.84%			3.71%			3.84%

*See reconciliation for Non-GAAP financial measures

FIRST BANCSHARES, INC and SUBSIDIARIES Reconciliation of Non-GAAP Financial Measures (unaudited) (in thousands except per share data)
Three Months Ended
Per Common Share Data		Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Book value per common share		$ 28.91	$ 27.92	$ 27.22	$ 26.30	$ 24.49
Effect of intangible assets per share		10.04	8.53	8.50	8.51	7.61
Tangible book value per common share		$ 18.87	$ 19.39	$ 18.72	$ 17.79	$ 16.88

Diluted earnings per share		$ 0.64	$ 0.71	$ 0.69	$ 0.48	$ 0.48
Effect of acquisition charges		0.14	0.04	0.01	0.21	0.29
Tax on acquisition charges		(0.03)	(0.01)	-	(0.05)	(0.07)
Effect of gain on sale of securities		-	-	-	-	(0.02)
Tax on gain on sale		-	-	-	-	.01
Effect of Treasury awards		(0.04)	-	-	(0.01)	(0.07)
Tax on Treasury awards		0.01	-	-	-	0.02
Diluted earnings per share, operating		$ 0.72	$ 0.74	$ 0.70	$ 0.63	$ 0.64

			Year to Date
			2019		2018
Diluted earnings per share			$ 2.55		$ 1.62
Effect of acquisition charges			0.37		1.05
Tax on acquisition charges			(0.08)		(0.24)
Effect of gain on sale of securities			-		(0.03)
Tax on gain on sale			-		0.01
Effect of Treasury awards			(0.06)		(0.16)
Tax on Treasury awards			0.01		0.04
Diluted earnings per share, operating			$ 2.79		$ 2.29

			Year to Date
			2019		2018
Net income available to common shareholders			$ 43,745		$ 21,225
Acquisition charges			6,275		13,810
Tax on acquisition charges			(1,348)		(3,221)
Gain on sale of securities			-		(342)
Tax on gain on sale			-		86
Treasury awards			(947)		(2,100)
Tax on Treasury awards			240		532
Net earnings available to common shareholders, operating			$ 47,965		$ 29,990

		Three Months Ended
Average Balance Sheet Data		Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Total average assets	A	$3,767,587	$3,439,202	$3,460,394	$3,181,761	$2,812,212
Total average earning assets	B	3,337,849	$3,036,492	$3,049,874	$2,815,680	$2,500,709
			`
Common Equity	C	$ 518,070	$ 470,024	$ 454,965	$ 390,217	$ 328,250
Less intangible assets		171,328	145,405	146,662	127,664	105,848
Tangible common equity	D	$ 346,742	$ 324,619	$ 308,303	$ 262,553	$ 222,402

		Three Months Ended
Net Interest Income Fully Tax Equivalent		Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Net interest income	E	$ 33,444	$ 30,459	$ 30,772	$ 27,131	$ 25,270
Tax-exempt investment income		(1,190)	(828)	(790)	(758)	(749)
Taxable investment income		1,593	1,108	1,058	1,015	1,003
Net Interest Income Fully Tax Equivalent	F	$ 33,847	$ 30,739	$ 31,040	$ 27,388	$ 25,524

Annualized Net Interest Margin	E/B	4.01%	4.01%	4.04%	3.85%	4.04%
Annualized Net Interest Margin, Fully Tax Equivalent	F/B	4.06%	4.05%	4.07%	3.89%	4.08%

		Three Months Ended
Core Net Interest Margin		Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Net interest income (FTE)		$ 33,847	$ 30,739	$ 31,040	$ 27,388	$ 25,524
Less purchase accounting adjustments		2,026	1,296	1,607	1,147	1,414
Net interest income, net of purchase accounting adj	G	$ 31,821	$ 29,443	$ 29,433	$ 26,241	$ 24,110

Total average earning assets		$3,337,849	$3,036,492	$3,049,874	$2,815,680	$2,500,709
Add average balance of loan valuation discount		12,252	13,679	15,265	13,869	12.803
Avg earning assets, excluding loan valuation discount	H	$3,350,101	$3,050,171	$3,065,139	$2,829,549	$2,513,511

Core net interest margin	G/H	3.80%	3.86%	3.84%	3.71%	3.84%

		Three Months Ended
Efficiency Ratio		Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Operating Expense
Total non-interest expense		$ 24,960	$ 20,825	$ 20,891	$ 21,893	$ 22,245
Pre-tax non-operating expenses		(2,300)	(705)	(91)	(3,179)	(4,155)
Adjusted Operating Expense	I	$ 22,660	$ 20,120	$ 20,800	$ 18,714	$ 18,090

Operating Revenue
Net interest income, FTE		$ 33,847	$ 30,739	$ 31,040	$ 27,388	$ 25,524
Total non-interest income		7,574	7,103	6,716	5,554	6,396
Pre-tax non-operating items		(714)	-	-	(233)	(1,292)
Adjusted Operating Revenue	J	$ 40,707	$ 37,842	$ 37,756	$ 32,709	$ 30,628

Efficiency Ratio, operating	I/J	55.67%	53.17%	55.09%	57.21%	59.06%

		Three Months Ended
Return Ratios		Dec 31, 2019	Sept 30, 2019	June 30, 2019	Mar 31, 2019	Dec 31, 2018
Net income available to common shareholders	K	$ 11,855	$ 12,272	$ 11,983	$ 7,635	$ 6,861
Acquisition charges		2,300	705	91	3,179	4,155
Tax on acquisition charges		(461)	(152)	(23)	(712)	(910)
Gain on sale		-	-	-	-	(342)
Tax on gain on sale		-	-	-	-	86
Treasury awards		(714)	-	-	(233)	(950)
Tax on Treasury awards		181	-	-	59	242
Net earnings available to common shareholders, oper	L	$ 13,161	$ 12,825	$ 12,051	$ 9,928	$ 9,142

Annualized return on avg assets	K/A	1.26%	1.43%	1.39%	0.96%	0.98%
Annualized return on avg assets, oper	L/A	1.40%	1.49%	1.39%	1.25%	1.30%
Annualized return on avg common equity, oper	L/C	10.16%	10.91%	10.60%	10.18%	11.14%
Annualized return on avg tangible common equity, oper	L/D	15.18%	15.80%	15.64%	15.13%	16.44%

Mortgage Department
Net Interest Income after provision for loan losses		$ 59	$ 200	$ 194	$ 176	$ 267
Loan fee income		1,720	1,800	1,559	909	969
Salaries and employee benefits		975	986	941	823	774
Other non-interest expense		164	134	140	154	124
Earnings before income taxes		$ 640	$ 880	$ 672	$ 108	$ 338

Contacts

M. Ray “Hoppy” Cole
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer
(601) 268-8998